Exhibit 3.3

FORM OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BANKRATE, INC.

The Certificate of Incorporation of Bankrate, Inc. (the “Corporation”) is hereby amended and restated in its entirety as follows:

ARTICLE I – NAME

The name of the corporation shall be Bankrate, Inc.

ARTICLE II – ADDRESS

The address of the registered office of the corporation in the State of Delaware is c/o Corporation Service Company,
2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III – PURPOSE

The Corporation may engage in, transact and/or conduct any or all lawful business for which corporations may be incorporated under the laws of the State of Delaware.

ARTICLE IV – CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation shall have the authority to issue is 350,000,000 (Three Hundred and Fifty Million), consisting of:

(a) 50,000,00 shares designated as Preferred Stock, par value of one cent ($0.01) per share (“Preferred Stock”; issued and outstanding shares of Preferred Stock shall be referred to herein as “Preferred Shares”); and

(b) 300,000,000 shares designated as Common Stock, par value of one cent ($0.01) per share (“Common Stock”; issued and outstanding shares of Common Stock shall be referred to herein as “Common Shares”).

The Preferred Stock and the Common Stock are referred to collectively as the “Capital Stock” and shall have the rights, preferences and limitations set forth herein.

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware, as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated.

Section 3. Capital Stock.

(a) Voting Rights. Except as otherwise provided by the Fourth Amended and Restated Stockholders Agreement dated as of [—], 2011, by and between the Corporation and certain stockholders of the Corporation, as amended from time to time (the “Stockholders Agreement”), or by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “DGCL”), (i) all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, with each holder of Common Stock having one vote for each share held by such holder on all matters to be voted upon by the stockholders of the Corporation and (ii) the holders of the Preferred Shares shall, in respect of such shares, have no voting rights except as set forth in the applicable Certificate of Designation. Stockholders shall have no right to cumulative votes in the election of directors.

(b) Distributions. The Board of Directors shall have sole discretion regarding the amount and timing of distributions to the stockholders of the Corporation.

(c) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of the Capital Stock. Upon the surrender of any certificate representing shares of any class of Capital Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(d) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Capital Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(e) Uncertificated Shares. Nothing in this Certificate of Incorporation limits or will be interpreted to limit the power of the Board of Directors under the DGCL to provide that some or all of any or all classes or series of Capital Stock shall be uncertificated.

(f) Notices. All notices referred to herein shall be in writing, shall be delivered personally by courier, facsimile, by a form of electronic transmission, or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered, sent, or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

ARTICLE V – DURATION

The Corporation is to have perpetual existence.

ARTICLE VI – DIRECTORS

Section 1. Number of Directors. Subject to the Stockholders Agreement and any Preferred Stock Designation, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total directors of the Corporation.

Section 2. Classes of Directors. Except as may be provided in any Preferred Stock Designation, commencing with the date of this Certificate of Incorporation, the directors shall serve for three-year terms and be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2012 annual meeting of stockholders, the term of office of the second class to expire at the 2013 annual meeting of stockholders and the term of office of the third class to expire at the 2014 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2012 annual meeting, (a) directors elected to succeed those directors whose terms then expire shall be elected for a three-year term, with each director to hold office until his or her successor shall have been duly elected and qualified, and (b) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, subject to the Stockholders Agreement and any Preferred Stock Designations, regardless of how such vacancy shall have been created. No decrease in the number of authorized directors which the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.

Section 3. Vacancies. Subject to the Stockholders Agreement and any Preferred Stock Designation, any vacancies, including but not limited to those resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships, including but not limited to those resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified.

Section 4. Removal and Resignation. Notwithstanding any other provision of this Certificate of Incorporation, (i) prior to the date on which the Apax Holders (as defined in the Stockholders Agreement) first cease to beneficially own (for purposes of this Certificate of Incorporation, as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) fifty percent (50%) or more of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors (the “Voting Stock”), directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the Voting Stock, voting together as a single class, (ii) on or after the first date on which the Apax Holders beneficially own, in the aggregate, less than a majority of the voting power of the Voting Stock until the first date on which the Apax Holders cease to beneficially own, in the aggregate, more than ten percent (10%) of the voting power of the Voting Stock, directors may be removed only for cause and only upon the affirmative vote of stockholders representing at least seventy-five percent (75%) of the voting power of the Voting Stock, voting together as a single class, and (iii) on or after the first date on which the Apax Holders cease to beneficially own, in the aggregate, more than ten percent (10%) of the voting power of the Voting Stock, directors may be removed only for cause and only upon the affirmative vote of stockholders representing at least a majority of the voting power of the Voting Stock. Any director may resign at any time upon written notice to the Corporation.

ARTICLE VII – STOCKHOLDERS

Section 1. Stockholder Action. Prior to the first date on which the Apax Holders cease to beneficially own, in the aggregate, forty percent (40%) or more of the voting power of the Voting Stock, any action which, under the DGCL, may be taken at a duly called meeting of the stockholders may instead be taken without holding such a meeting by one or more consents in writing, setting forth the action so taken or to be taken, signed by holders of Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On or after the first date on which the Apax Holders cease to beneficially own, in the aggregate, forty percent (40%) or more of the voting power of the Voting Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Corporation.

Section 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by stockholders representing a majority of the voting power of the Voting Stock; provided, however, that on or after the first date on which the Apax Holders cease to beneficially own, in the aggregate, a majority of the voting power of the Voting Stock, special meetings of stockholders may be called at any time only by or at the direction of the Chairman of the Board of Directors, the Board of Directors, or a committee of the Board of Directors which has been designated by the Board of Directors as having the power to call a special meeting of stockholders.

ARTICLE VIII – AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended and any further requirements for the amendment of the Bylaws set forth in the Bylaws, in each case in any manner not inconsistent with this Certificate of Incorporation and the DGCL.

ARTICLE IX – DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment or modification or repeal of the foregoing sentence or of the DGCL shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL.

ARTICLE X – INDEMNIFICATION

Section 1. Nature of Indemnity. Each person who was or is made a party or is or was threatened to be made a party to or is or was otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director, officer, or fiduciary of the Corporation or, while a director, officer, or fiduciary of the Corporation, is or was serving at the request of the Corporation as a director, officer, fiduciary, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or fiduciary or in any other capacity while serving as a director, officer, fiduciary, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL (but, in the case of an amendment of the DGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) actually and reasonably incurred or suffered by such person in connection with such proceeding and such indemnification shall continue to such person who has ceased to be a director, officer, or fiduciary and shall inure to the benefit of his or her heirs, executors and administrators, provided, however, that except as provided in Section 2 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized at any time or from time to time by the Board of Directors of the Corporation. The foregoing proviso shall not apply (i) to counterclaims or affirmative defenses asserted by a person seeking indemnification in an action brought against such person or (ii) to any proceeding brought by a person seeking indemnification or payment under any directors’ and officers’ liability insurance covering such person or seeking enforcement of such person’s rights to indemnification under this Article X. The right to indemnification conferred in this Article X shall be a contract right and, subject to Sections 2 and 5 of this Article X, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors of the Corporation, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Limitation of Director Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct of a knowing violation of law or (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 3. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article X is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Nonexclusivity of this Article. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation,

partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Expenses. Expenses incurred by any person described in Section 1 of this Article X in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors of the Corporation in the specific case upon receipt of an undertaking by or on behalf of the relevant director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

Section 7. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least fifty percent (50%) of whose equity interests are owned, directly or indirectly, by the Corporation, shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 8. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article X and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors of the Corporation.

Section 9. Contract Rights. The provisions of this Article X shall be deemed to be a contract right between the Corporation and each director, officer, or fiduciary who serves in any such capacity at any time while this Article X and the relevant provisions of the DGCL or other applicable law are in effect, and such rights shall continue as to a director, officer, or fiduciary who has ceased to be a director, officer, or fiduciary and shall inure to the benefit of such director’s, officer’s, or fiduciary’s heirs, executors and administrators. Any repeal or modification of this Article X or any such law that adversely affects any right of any director, officer, or fiduciary, or former director, officer, or fiduciary, shall be prospective only and shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 10. Merger or Consolidation. For purposes of this Article X, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE XI – BUSINESS COMBINATIONS

Section 1. Opt-out. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Restrictions on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting power of the Voting Stock outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six two thirds percent (66 2/3%) of the voting power of the Voting Stock which is not owned by the interested stockholder, or

(d) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three (3) year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership, or

(e) the business combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one (1) of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one (1)) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one (1) transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than twenty (20) days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph.

Section 3. Certain Definitions. For purposes of this Article XI, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) [INTENTIONALLY OMITTED]

(d) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article XI is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting power of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(e) “control,” including the terms “controlling,” “controlled by” and “under common control with ,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding Voting Stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(f) “Exempted Person” means any of the Apax Holders (as defined in the Stockholders Agreement), any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act, any member of such group or any of their respective controlling affiliates or successors prior to the first date on which such person and any “group” of which such person is a part ceases to beneficially own, in the aggregate, ten percent (10%) or more of the voting power of the Voting Stock.

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the voting power of the Voting Stock, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the voting power of the Voting Stock at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

ARTICLE XII – CORPORATE OPPORTUNITIES

Until the first date on which the Apax Holders cease to have the right under Section 1 of the Stockholders Agreement to nominate directors to the Board of Directors, the following shall apply:

In the event that a director of the Corporation (including a director who is also an officer of the Corporation) who is also an employee, partner, principal, director or officer of Apax (as defined below) or its Permitted Transferees (as defined in the Stockholders Agreement), as applicable, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries, such director of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director to the Corporation and its shareholders with respect to such corporate opportunity, if such director acts in a manner consistent with the following policy: (i) a corporate opportunity that any person who is a director of the Corporation, and who is also an employee, partner, principal, director or officer of Apax or any of its Permitted Transferees, as applicable, first acquires knowledge of while acting solely in such person’s capacity as a director of the Corporation, shall belong to the Corporation and (ii) otherwise, (x) any corporate opportunity may be pursued by Apax or such Permitted Transferee, (y) the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Corporation and its Subsidiaries in, or being offered an opportunity to participate in any such corporate opportunity, and (z) any pursuit by Apax or such Permitted Transferee shall not constitute a breach of fiduciary liability. For the purposes of this Article XII, “Apax” has the meaning set forth in the Stockholders Agreement.

ARTICLE XIII – FORUM AND VENUE

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.

ARTICLE XIV – AMENDMENT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon shareholder and directors are granted subject to such reservation; provided, however, that before the first date on which the Apax Holders cease to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) more than ten percent (10%) in voting power of the Voting Stock, the affirmative vote of stockholders representing at least seventy-five percent (75%) of the voting power of the Voting Stock shall be required to alter, amend, repeal, or adopt any provision inconsistent with Sections 2, 3 and 4 of Article VI, Article VII, Article X, Article XI, Article XII and this Article XIV of this Certificate of Incorporation.

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